EXHIBIT 99.1

Press Release

For Immediate Release

Overland Storage Reports Fiscal 2005 Third Quarter Results

SAN DIEGO – May 2, 2005 – Overland Storage, Inc. (NasdaqNM: OVRL) today reported revenue and net income for its fiscal 2005 third quarter and nine-month period ended March 31, 2005, consistent with preliminary results announced on April 21, 2005.

Revenue for the fiscal 2005 third quarter was $58.3 million compared with $58.8 million for the same period last year. Net income for the fiscal 2005 third quarter was $1.4 million, or $0.09 per diluted share, compared with $2.9 million, or $0.20 per diluted share, for the fiscal 2004 third quarter. Pro forma net income for the third quarter of fiscal 2005, which excludes the impact of outsourcing charges, was $2.0 million, or $0.14 per diluted share. Pro forma results are presented to provide a more complete view of the company’s financial results in light of the costs associated with the outsourcing of all manufacturing, as announced in September 2004. These charges are expected to continue through the 2005 fiscal fourth quarter, when the outsourcing transition will be complete. See “Non-GAAP Financial Measures” below.

For the nine months of fiscal 2005, the company reported revenue of $180.3 million compared with $183.1 million for the same period last year. Net income for the 2005 nine-month period was $5.9 million, or $0.41 per diluted share, compared with $8.6 million, or $0.59 per diluted share, for the 2004 nine-month period. Pro forma net income for the nine months of fiscal 2005, excluding the impact of outsourcing charges, was $6.9 million, or $0.48 per diluted share.

The company indicated revenue for the third quarter was lower than expected due to softness in both its branded and OEM sales channels. It noted that in comparison to the prior year, there was a significant shift in business with branded sales increasing 21 percent and OEM sales declining 11 percent. The gross margin for the quarter was 25.5 percent compared to 27.5 percent in the prior year. Excluding third quarter outsourcing costs of $1.1 million, which are all charged to cost of goods sold, the pro forma gross margin was 27.4 percent. Operating expenses for the 2005 third quarter grew 16 percent over the prior year quarter, reflecting a 40 percent increase in R&D spending.

Though the company’s third quarter typically exhibits seasonal softness, there was a noticeable industry-wide slowdown in I.T. spending, beyond anticipated seasonality. “Results this quarter appear to reflect a soft patch in the economy, as well as some indecision on the part of I.T. managers regarding the deployment of disk in their backup paradigm,” said Christopher Calisi, president and chief executive officer of Overland Storage.

“One of the highlights of the quarter was the exceptional year-over-year performance by our branded channel. The Americas recovered from a disappointing second quarter, and despite third quarter seasonality, grew revenue eight percent sequentially. Following a record performance in the second quarter, EMEA was down sequentially, in part reflecting an especially difficult German economy, but sales increased 25 percent over the third quarter last year.

“We are pleased that our REO product line has taken a leadership position as the disk-to-disk backup product of choice for many I.T. managers worldwide. In January we announced the Multi-SitePACTM, a software module that adds remote backup mirroring capabilities to REO, and is designed to protect and consolidate remote site backups. We began shipping the new software PAC in March. While REO sales for the third quarter were up sequentially over the second quarter, they did not meet our expectations for the quarter due to the general I.T. market conditions and the later than planned release of Multi-SitePAC,” Calisi added.

Fourth Quarter 2005

The company anticipates that the slowdown in I.T. spending will continue through the remainder of calendar 2005 and will likely restrain sequential growth in revenue for the fourth quarter of fiscal 2005. Gross margins for the fourth quarter are difficult to predict due to uncertainty as to product mix, channel mix and the timing of anticipated large REO orders and releases of REO software. The company recently commenced development of its next generation tape automation product family, expected to be completed in late fiscal 2006, and is accelerating the development of REO software. As a consequence of these initiatives, operating expenses are expected to grow approximately 10 percent on a sequential basis in the fourth quarter of fiscal 2005. The company believes that these investments will significantly strengthen its product portfolio across multiple markets and contribute to improved long-term financial performance.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Pro Forma Consolidated Statement of Operations that excludes the transition charges related to outsourcing all of the company’s manufacturing to Sanmina-SCI, a contract manufacturer. Overland entered into a manufacturing service agreement with Sanmina-SCI on November 23, 2004 and plans to complete the transfer of all products to Sanmina-SCI by June 30, 2005. Over the second, third and fourth quarters of fiscal year 2005 Overland expects to incur a total of between $2.5 million and $3.0 million of pretax charges related to the transition. These charges will be comprised of termination benefits for approximately 135 employees, write downs for excess facilities and other out-of-pocket expenses incurred in connection with the transition. Total pretax transition charges of $538,000 ($350,000 net of tax) and $1,093,000 ($652,000 net of tax), were recorded during the second and third fiscal quarters, respectively, as additions to cost of goods sold. Because these are one-time charges that will not be repeated in subsequent fiscal years, the company believes the pro forma results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include such charges. Reconciliations of GAAP net income to pro forma net income and GAAP to pro forma per share results are provided in a table immediately following the Pro Forma Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues. Accordingly, these pro forma results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 25th year, Overland Storage delivers world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions include the REO SERIES™ of disk-based backup and recovery appliances and the award-winning NEO SERIES™ of tape libraries. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s Web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; difficulty of predicting sales to the company’s major OEM customer; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the market acceptance of the company’s REO product line; delays in new product introductions by the company, including the company’s new software PACs and REO operating system; the timing and market acceptance of new product introductions by competitors; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series and NEO Series are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing third fiscal quarter 2005 results be held beginning at 10:30 a.m. EDT, May 2, 2005, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$58,282	$58,789	$180,333	$183,108
Cost of revenues	43,396	42,622	131,612	133,692
Gross profit	14,886	16,167	48,721	49,416

Operating expenses:
Sales and marketing	8,548	7,597	25,261	22,989
Research and development	2,324	1,659	7,718	5,442
General and administrative	3,062	2,808	8,582	8,359
Total expenses	13,934	12,064	41,561	36,790

Operating income	952	4,103	7,160	12,626
Interest income, net	417	159	1,050	368
Other income, net	20	63	107	64
Income before income taxes	1,389	4,325	8,317	13,058
Income taxes	32	1,449	2,457	4,505
Net income	$1,357	$2,876	$5,860	$8,553

Earnings per share:
Basic	$0.10	$0.21	$0.42	$0.64
Diluted	$0.09	$0.20	$0.41	$0.59

Shares used in computing earnings per share:
Basic	13,990	13,587	13,850	13,288
Diluted	14,609	14,551	14,444	14,400

OVERLAND STORAGE, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$58,282	$58,789	$180,333	$183,108
Cost of revenues	42,303	42,622	129,981	133,692
Gross profit	15,979	16,167	50,352	49,416

Operating expenses:
Sales and marketing	8,548	7,597	25,261	22,989
Research and development	2,324	1,659	7,718	5,442
General and administrative	3,062	2,808	8,582	8,359
Total expenses	13,934	12,064	41,561	36,790

Operating income	2,045	4,103	8,791	12,626
Interest income, net	417	159	1,050	368
Other income, net	20	63	107	64
Income before income taxes	2,482	4,325	9,948	13,058
Income taxes	473	1,449	3,086	4,505
Net income	$2,009	$2,876	$6,862	$8,553

Earnings per share:
Basic	$0.14	$0.21	$0.50	$0.64
Diluted	$0.14	$0.20	$0.48	$0.59

Shares used in computing earnings per share:
Basic	13,990	13,587	13,850	13,288
Diluted	14,609	14,551	14,444	14,400

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:

GAAP net income	$1,357	$2,876	$5,860	$8,553
Outsource manufacturing transition costs	1,093	—	1,631	—
Income tax effect	(441)	—	(629)	—
Pro forma net income	$2,009	$2,876	$6,862	$8,553

A reconciliation between diluted earnings per share on a GAAP basis and pro forma diluted earnings per share is as follows:

GAAP net income	$0.09	$0.20	$0.41	$0.59
Outsource manufacturing transition costs	0.08	—	0.11	—
Income tax effect	(0.03)	—	(0.04)	—
Pro forma net income	$0.14	$0.20	$0.48	$0.59

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2005	June 30, 2004
	(unaudited)
ASSETS
Cash and equivalents	$6,032	$12,397
Short term investments	71,583	57,260
Accounts receivable, net	38,587	33,794
Inventories	23,483	15,126
Other current assets	11,450	11,195
Total current assets	151,135	129,772
Property, plant and equipment, net	8,702	7,945
Other assets	6,984	7,514
Total assets	$166,821	$145,231

LIABILITIES & EQUITY
Current liabilities	$39,084	$26,451
Other long-term liabilities	4,902	5,266
Shareholders’ equity	122,835	113,514

Total liabilities and equity	$166,821	$145,231